IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
	:	
WOLVERINE TUBE, INC., *et al.*,[1]	:	Case No. 10-13522 (PJW)
	:	
Debtors.	:	(Jointly Administered)

NON-MATERIAL MODIFICATIONS TO FIRST AMENDED JOINT PLAN OF REORGANIZATION OF WOLVERINE TUBE, INC. AND ITS AFFILIATED DEBTORS PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED

Pursuant to Section 1127 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., and Rule 3019 of the Federal Rules of Bankruptcy Procedure, Wolverine Tube, Inc. and the other above-captioned debtors and debtors-in-possession (collectively, the "Debtors"), by and through their undersigned counsel, submit the following non-material modifications to the *First Amended Joint Plan of Reorganization of Wolverine Tube, Inc. and its Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code, as Modified*, dated April 15, 2011 [Docket No. 366] (the "Plan"):

1. Section 3.6(f) of the Plan, "Cancellation of Notes and Related Instruments", is hereby amended to delete the words "any Note Trustee Charging Lien and" from the third parenthetical in the first sentence of such section. This non-material change is made to address the Note Trustee's objection to the Plan.

2. Section 3.6(g) of the Plan, "Note Trustee Charging Lien", is hereby amended and replaced in its entirety so as to read as follows: "On the Effective Date, the Reorganized Debtors shall pay, in Cash, the reasonable fees, costs and expenses of the Note Trustee, in an amount to be agreed upon between the Debtors, the Requisite Supporting Noteholders and the Note

---

[1] The Debtors in these chapter 11 cases, along with the last four digits of each Debtor's federal tax identification number, are: Wolverine Tube, Inc. (0812), Tube Forming, L.P. (3323), Wolverine Joining Technologies, LLC (1600), WT Holdings Company, Inc. (4984), and TF Investor Inc. (8048). The Debtors' corporate headquarters and the mailing address for each Debtor is 200 Clinton Avenue West, 10th Floor, Huntsville, Alabama 35801.

Trustee, or in the event the parties cannot reach agreement on the amount thereof, such amount as shall be determined by the Bankruptcy Court. Upon receipt of such payment, any Note Trustee Charging Lien shall automatically be fully and finally satisfied and released without any further act or order of the Bankruptcy Court or any other Person. Such payment shall be in full and final satisfaction of all pre- and post-petition Claims of the Note Trustee. Provided that the Debtors make such payment, Distributions to Holders of Notes pursuant to the Plan will not be reduced on account of payments made to the Note Trustee for fees and expenses secured by any Note Trustee Charging Lien." This non-material change is made to address the Note Trustee's objection to the Plan.

3. Section 4.3 of the Plan, "Authorization and Issuance of New Common Stock", is hereby amended to add the following sentence at the end of such section: "No entity entitled to receive a distribution of New Common Stock under the Plan shall be permitted to transfer such New Common Stock, and the transfer agent shall not recognize any such purported transfer, until such time as such entity (or its designated affiliate) shall have executed and delivered to the Reorganized Debtors a signature page to the New Stockholders' Agreement." This change is merely a clarification, and is otherwise consistent with paragraphs 4.2 and 4.3 of the Plan.

4. The definition of "Net Distributable Cash" in the Plan is hereby amended to delete the last parenthetical contained in such definition. This non-material change simply

removes an arbitrary deadline for the agreement with respect to how the parties will calculate Net Distributable Cash, if any, on the Effective Date of the Plan.

Dated: May 31, 2011

COZEN O'CONNOR

Mark E. Felger (No. 3919)
1201 North Market Street, Suite 1400
Wilmington, DE 19801
Telephone: (302) 295-2087
Facsimile: (302) 295-2013

Counsel for Debtors and Debtors in Possession

– and –

PROSKAUER ROSE LLP
Scott K. Rutsky, Esq.
Eleven Times Square
New York, NY 10036-8299
Telephone: (212) 969-3000
Facsimile: (212) 969-2900

Special Corporate and Tax Counsel for Debtors and Debtors in Possession